Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

CAPITAL ONE MASTER TRUST

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

Capital One Master Trust

Capital One Multi-asset Execution Trust

Capital One Funding, LLC

c/o 140 East Shore Drive, Room 1071-B

Glen Allen, Virginia 23059

In connection with the Annual Report on Form 10-K of Capital One Master Trust, as the issuing entity in respect of the collateral certificate, and Capital One Multi-asset Execution Trust, as the issuing entity in respect of the notes, for the fiscal year ending December 31, 2007 (the “Report”), the undersigned, a duly authorized officer of Capital One Bank (USA), National Association (the “Servicer”), does hereby certify and represent that:

1.               A review of the activities and performance of the Servicer under (i) the Amended and Restated Pooling and Servicing Agreement dated as of September 30, 1993, as amended and restated as of August 1, 2002, January 13, 2006, March 23, 2007 and July 1, 2007 and as further amended by the First Amendment, dated as of March 1, 2008 (ii) the Indenture for the Notes dated as of October 9, 2002, as amended and restated as of January 13, 2006 and as further amended by the First Amendment, dated as of March 1, 2008 and (iii) the Asset Pool Supplement for the Notes dated October 9, 2002 and further amended by the First Amendment, dated as of March 1, 2008 (collectively, the “Agreements”) during the period that is the subject of the Report has been made under my supervision.

2.               To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreements in all material respects throughout the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 25th day of March, 2008

CAPITAL ONE BANK (USA), National Association

By:	/s/ Ryan M. Schneider
Name: Ryan M. Schneider
Title: President